Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, July 30, 2013
7:30 a.m. CDT

TELEVISION COMPANY BELO CORP. (BLC) REPORTS EARNINGS FOR SECOND QUARTER 2013

DALLAS – Television company Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.21 in the second quarter of 2013 compared to net earnings per share of $0.24 in the second quarter of 2012. The second quarter of 2013 includes costs, net of tax, associated with the Company’s previously announced and pending merger with Gannett Co., Inc. of $2.7 million, or $0.03 per share, including an increase in share-based compensation expense related to the increase in the Company’s stock price after the merger announcement.

Second Quarter in Review

Operating Results

Total revenue of $174 million in the second quarter of 2013 was $4.1 million, or 2.3 percent, lower than the second quarter of 2012 as the Company cycled against political revenue, which was $8.3 million less than the second quarter of 2012. Total revenue excluding political in the second quarter of 2013 was 2.5 percent higher than the second quarter of 2012.

Core spot revenue was up 1.6 percent with increases of approximately 4 percent in national spot revenue and 1 percent in local spot revenue. Core spot revenue growth came primarily from strength in the telecommunications and automotive categories which were up 68 percent and 9 percent, respectively, partially offset by lower spending in the healthcare, restaurant and retail categories which were down 18 percent, 7 percent and 5 percent, respectively. Political revenue in the second quarter of 2013 totaled $1.2 million, compared to $9.5 million in the second quarter of 2012. Total spot revenue, including political, was down 4 percent in the second quarter of 2013 compared to the second quarter of 2012.

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Belo Announces Second Quarter 2013 Earnings

July 30, 2013

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Other revenue, which is comprised primarily of Internet advertising, retransmission revenue, and barter and trade advertising, was up about 6 percent in the second quarter of 2013 compared to the second quarter of 2012, including a 21 percent increase in Internet advertising revenue and a 10 percent increase in retransmission revenue. Other revenue in the second quarter of 2012 included $1.7 million in royalty payments from cable copyright fees.

Station salaries, wages and employee benefits were flat in the second quarter of 2013 compared to the second quarter of 2012. Station programming and other operating costs in the second quarter of 2013 were also basically flat compared to the second quarter of 2012, with higher sales-related costs associated with the Company’s increase in Internet revenue and higher reverse compensation expense mostly offset by decreases in other expense categories, including outside services and advertising and promotion. The Company’s station-adjusted EBITDA margin for the second quarter of 2013 was 40 percent.

Corporate

Corporate operating costs were $4.1 million higher in the second quarter of 2013 compared to the second quarter of 2012. The increase is primarily due to costs related to the pending merger with Gannett, including higher share-based compensation expense associated with the increase in the Company’s stock price following the merger announcement.

Combined station and corporate operating costs were $4.3 million, or 4 percent, higher in the second quarter of 2013 than the second quarter of 2012. Excluding costs associated with the Company’s pending merger with Gannett of approximately $4.3 million, combined station and corporate operating costs were basically flat.

Other Items

Belo’s depreciation expense totaled $7.1 million in the second quarter of 2013, which was down about 5 percent when compared with the second quarter of 2012.

The Company’s interest expense of $14.6 million in the second quarter of 2013 was $3.2 million lower than the second quarter of 2012 due primarily to lower debt levels associated with the early redemption of the Company’s May 2013 notes in November of 2012.

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Belo Announces Second Quarter 2013 Earnings

July 30, 2013

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Other income, net, was $1.3 million lower in the second quarter of 2013 compared to the second quarter of 2012 due primarily to adjustments to investments.

Income tax expense decreased $2.3 million in the second quarter of 2013 compared to the second quarter of 2012 due primarily to lower pre-tax earnings.

Total debt at June 30, 2013 was $715 million. The Company had $2.9 million drawn on its credit facility and $7.5 million in cash and temporary cash investments at June 30, 2013. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 2.7 times at June 30, 2013. Belo invested $6.4 million in capital expenditures and made pension contributions totaling $5.7 million in the second quarter of 2013.

Non-GAAP Financial Measures

A reconciliation of station-adjusted EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.

About Belo Corp.

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Assistant Treasurer, at 214-977-4465.

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Belo Announces Second Quarter 2013 Earnings

July 30, 2013

Page Four

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, dividends, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those predicted in any such forward-looking statement. Belo undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Such risks, uncertainties and other factors include, but are not limited to, uncertainties regarding the changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by viewership measurement services; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict; the ability to meet the conditions to closing the transactions with Gannett, including receipt of shareholder and regulatory approvals and clearances, within the time frame contemplated or at all; the effect of transaction-related costs and expenses; the effect of the transactions on the ability of Belo to retain employees and maintain business relationships may be difficult; as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.

Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Operating Revenues	$173,507	$177,619	$333,845	$333,517

Operating Costs and Expenses
Station salaries, wages and employee benefits	56,444	56,437	112,078	112,136
Station programming and other operating costs	48,273	48,074	96,920	93,391
Corporate operating costs	12,677	8,550	21,557	16,282
Depreciation	7,127	7,472	14,103	14,934

Total operating costs and expenses	124,521	120,533	244,658	236,743

Earnings from operations	48,986	57,086	89,187	96,774

Other Income and (Expense)
Interest expense	(14,564)	(17,714)	(29,177)	(35,376)
Other income, net	47	1,378	729	1,879

Total other income and (expense)	(14,517)	(16,336)	(28,448)	(33,497)

Earnings before income taxes	34,469	40,750	60,739	63,277
Income tax expense	12,597	14,917	22,200	23,152

Net earnings	21,872	25,833	38,539	40,125

Less: Net (loss) attributable to noncontrolling interests	5	(98)	—	(98)

Net earnings attributable to Belo Corp.	$21,867	$25,931	$38,539	$40,223

Net earnings per share - Basic	$0.21	$0.24	$0.37	$0.38

Net earnings per share - Diluted	$0.21	$0.24	$0.37	$0.38

Weighted average shares outstanding
Basic	103,822	103,774	103,695	103,854
Diluted	104,583	104,068	104,367	104,163

Dividends declared per share	$—	$—	$0.08	$0.08

Belo Corp.

Consolidated Condensed Balance Sheets

In thousands	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$7,460	$9,437
Accounts receivable, net	139,765	140,605
Other current assets	16,272	17,757

Total current assets	163,497	167,799

Property, plant and equipment, net	143,967	146,522
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	34,757	35,999

Total assets	$1,491,493	$1,499,592

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$15,654	$20,348
Accrued expenses	39,256	42,057
Short-term pension obligation	20,000	20,000
Accrued interest payable	9,118	9,123
Income taxes payable	2,348	9,043
Dividends payable	—	8,331
Deferred revenue	2,628	2,911

Total current liabilities	89,004	111,813

Long-term debt	715,305	733,025
Deferred income taxes	266,031	257,864
Pension obligation	74,769	86,590
Other liabilities	10,463	10,576
Total shareholders’ equity	335,921	299,724

Total liabilities and shareholders’ equity	$1,491,493	$1,499,592

Belo Corp.

Non-GAAP to GAAP Reconciliations

Station-Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
In thousands (unaudited)	2013	2012	2013	2012

Station-Adjusted EBITDA (1)	$68,790	$73,108	$124,847	$127,990
Corporate operating costs	(12,677)	(8,550)	(21,557)	(16,282)
Depreciation	(7,127)	(7,472)	(14,103)	(14,934)

Earnings from operations	$48,986	$57,086	$89,187	$96,774

Note 1:	Belo’s management uses Station-Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station-Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Pro Forma Net Earnings (2)

In thousands, except per share amounts (unaudited)

	Three months ended June 30, 2013		Three months ended June 30, 2012
	Earnings	EPS	Earnings	EPS

Net earnings attributable to Belo Corp.	$21,867	$0.21	$25,931	$0.24
Adjustment for costs associated with Merger Agreement, net of tax	2,740	0.03	—	—

Pro forma net earnings attributable to Belo Corp.	$24,607	$0.24	$25,931	$0.24

	Six months ended June 30, 2013		Six months ended June 30, 2012
	Earnings	EPS	Earnings	EPS

Net earnings attributable to Belo Corp.	$38,539	$0.37	$40,223	$0.38
Adjustment for costs associated with Merger Agreement, net of tax	2,740	0.03	—	—

Pro forma net earnings attributable to Belo Corp.	$41,279	$0.40	$40,223	$0.38

Note 2:	There were no pro forma adjustments for the three or six months ended June 30, 2012.